Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER


                                      Among


                        K-III COMMUNICATIONS CORPORATION,

                            K-III PRIME CORPORATION,

                             K-III ACQUISITION CORP.

                                       and

                          WESTCOTT COMMUNICATIONS, INC.



                              Dated April 22, 1996






================================================================================

                                TABLE OF CONTENTS


                               ARTICLE I THE OFFER
     1.01.  The Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.02.  Target Action . . . . . . . . . . . . . . . . . . . . . . . . . .  3

                             ARTICLE II THE MERGER
     2.01.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.02.  Effective Time; Closing . . . . . . . . . . . . . . . . . . . . .  5
     2.05.  Directors and Officers  . . . . . . . . . . . . . . . . . . . . .  6
     2.06.  Conversion of Securities  . . . . . . . . . . . . . . . . . . . .  6
     2.07.  Employee Stock Options  . . . . . . . . . . . . . . . . . . . . .  6
     2.08.  Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.09.  Surrender of Shares; Stock Transfer Books . . . . . . . . . . . .  7

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE TARGET
     3.01.  Organization and Qualification; Subsidiaries  . . . . . . . . . .  9
     3.02.  Articles of Incorporation and Bylaws  . . . . . . . . . . . . . .  9
     3.03.  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.04.  Authority Relative to This Agreement  . . . . . . . . . . . . . . 10
     3.05.  No Conflict; Required Filings and Consents  . . . . . . . . . . . 10
     3.06.  Permits; Compliance . . . . . . . . . . . . . . . . . . . . . . . 11
     3.07.  SEC Filings; Financial Statements . . . . . . . . . . . . . . . . 12
     3.08.  Absence of Certain Changes or Events  . . . . . . . . . . . . . . 13
     3.09.  Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . 13
     3.10.  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . 14
     3.11.  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.12.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.13.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . 15
     3.14.  Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . 16
     3.15.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.16.  Tangible Property . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.17.  Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . 17
     3.18.  Offer Documents; Schedule 14D-9 . . . . . . . . . . . . . . . . . 17
     3.19.  Amendment to Rights Agreement.  . . . . . . . . . . . . . . . . . 18
     3.20.  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . 18
     3.21.  Fees and Expenses of Transactions . . . . . . . . . . . . . . . . 18
     3.22.  Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . 18
     3.23.  Accreditation . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.24.  Interactive Distance Training Network ("IDTN")  . . . . . . . . . 19
     3.25.  Executive Education Network ("EXEN")  . . . . . . . . . . . . . . 19
     3.26.  Renewal Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . 19

  ARTICLE IVREPRESENTATIONS AND WARRANTIES OF PARENT,ACQUIROR AND ACQUIROR SUB

     4.01.  Corporate Organization  . . . . . . . . . . . . . . . . . . . . . 20
     4.02.  Authority Relative to This Agreement  . . . . . . . . . . . . . . 20
     4.03.  No Conflict; Required Filings and Consents  . . . . . . . . . . . 20
     4.04.  Offer Documents; Proxy Statement  . . . . . . . . . . . . . . . . 21
     4.05.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.06.  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

                ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER
     5.01.  Conduct of Business by the Target Pending the Acquiror Sub's
          Election Date . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

                        ARTICLE VI ADDITIONAL AGREEMENTS
     6.01.  Shareholder's Meeting . . . . . . . . . . . . . . . . . . . . . . 23
     6.02.  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.03.  Target Board Representation; Section 14(f)  . . . . . . . . . . . 24
     6.04.  Access to Information; Confidentiality  . . . . . . . . . . . . . 25
     6.06.  Directors' and Officers' Indemnification  . . . . . . . . . . . . 26
     6.07.  Obligations of Acquiror Sub . . . . . . . . . . . . . . . . . . . 27
     6.08.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . 27
     6.09.  Delivery of SEC Documents . . . . . . . . . . . . . . . . . . . . 27
     6.10.  Notification of Certain Matters . . . . . . . . . . . . . . . . . 27
     6.11.  Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . 28

                      ARTICLE VII CONDITIONS TO THE MERGER
     7.01.  Conditions to the Merger  . . . . . . . . . . . . . . . . . . . . 29

                 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
     8.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     8.02.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . 31
     8.03.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.04.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

                          ARTICLE IXGENERAL PROVISIONS
     9.01.  Non-Survival of Representations, Warranties and Agreements  . . . 33
     9.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     9.03.  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . 34
     9.04.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.05.  Assignment; Binding Effect; Benefit . . . . . . . . . . . . . . . 35
     9.06.  Incorporation of Schedules  . . . . . . . . . . . . . . . . . . . 35
     9.07.  Specific Performance  . . . . . . . . . . . . . . . . . . . . . . 36
     9.08.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.09.  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.10.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.11.  Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . 36

     9.12.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . 36

ANNEX A   Conditions to the Offer

ANNEX B   Articles of Incorporation of The Surviving Corporation

                            Glossary of Defined Terms
                            -------------------------

                Definition                Location of Defined Term
                ----------                ------------------------

 Acquiring Person                         Sec. 3.19

 Acquiror Sub's Election Date             Sec. 5.01

 Acquiror                                 Preamble

 Acquiror Expenses                        Sec. 8.02(c)

 affiliate                                Sec. 9.03(a)

 Agreement                                Preamble

 Alternative Proposal Fee                 Sec. 8.02(a)

 Articles of Merger                       Sec. 2.02

 beneficial owner                         Sec. 9.03(b)

 Blue Sky Laws                            Sec. 3.05(b)

 Board                                    Recitals

 business day                             Sec. 9.03(c)

 Business Combination Transaction         Sec. 8.02(a)

 Certificates                             Sec. 2.09(b)

 Claim                                    Sec. 6.06

 Code                                     Sec. 3.10

 Confidentiality Agreement                Sec. 9.12

 control                                  Sec. 9.03(d)

 Dissenting Shares                        Sec. 2.08

 Distribution Date                        Sec. 3.19

 Effective Time                           Sec. 2.02

 Environmental Permits                    Sec. 3.13(b)

 Environmental Laws                       Sec. 3.13(a)

 ERISA                                    Sec. 3.10

 Exchange Act                             Sec. 1.02(b)

                Definition                Location of Defined Term
                ----------                ------------------------

 Expiration Date                          Sec. 3.19

 Governmental Authority                   Sec. 3.06

 group                                    Sec. 8.02(a)

 Hazardous Substances                     Sec. 3.13(a)

 HSR Act                                  Sec. 3.05(b)

 Indemnified Parties                      Sec. 6.06

 Material Adverse Effect                  Sec. 3.01

 Material Contract                        Sec. 3.17

 Merger                                   Recitals

 Merger Consideration                     Sec. 2.06(a)

 Minimum Condition                        Sec. 1.01(a)

 Offer Documents                          Sec. 1.01(b)

 Offer                                    Recitals

 Offer to Purchase                        Sec. 1.01(b)

 Option                                   Sec. 2.07

 Paying Agent                             Sec. 2.09(a)

 Per Share Amount                         Recitals

 person                                   Sec. 9.03(e)

 Plans                                    Sec. 3.10

 Proxy Statement                          Sec. 4.04

 Rights Agreement                         Recitals

 Schedule 14D-9                           Sec. 1.02(b)

 Schedule 14D-1                           Sec. 1.01(b)

 SEC                                      Sec. 1.01(b)

 Secretary                                Sec. 2.02

 Shares                                   Recitals

                Definition                Location of Defined Term
                ----------                ------------------------

 Stock Acquisition Date                   Sec. 3.19(a)

 subsidiary                               Sec. 9.03(f)

 Subsidiary                               Sec. 3.01

 Surviving Corporation                    Sec. 2.01

 Target Disclosure Schedule               Article III

 Target Shareholder's Meeting             Sec. 6.01(a)

 Target SEC Reports                       Sec. 3.07(a)

 Target Permits                           Sec. 3.06

 Target Preferred Stock                   Sec. 3.03

 Target Common Stock                      Recitals

 Target Banker                            Sec. 3.14

 Target                                   Preamble

 Tender Offer Acceptance Date             Sec. 2.07

 Texas Law                                Recitals

 Transactions                             Sec. 1.02(a)

 U.S. GAAP                                Sec. 3.07(b)

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of April 22, 1996 (this "Agreement"), by and among K-III COMMUNICATIONS CORPORATION, a Delaware
 ---------
corporation ("Parent"), K-III PRIME CORPORATION, a Delaware corporation, a direct, wholly owned subsidiary of Parent ("Acquiror"), K-III ACQUISITION CORP,
                                            --------
a Texas corporation and a direct, wholly owned subsidiary of Acquiror ("Acquiror
                                                                        --------
Sub"), and WESTCOTT COMMUNICATIONS, INC., a Texas corporation (the "Target").
- ---                                                                 ------

                              W I T N E S S E T H:

          WHEREAS, the Boards of Directors of Acquiror, Acquiror Sub and the Target have each determined that it is in the best interests of their respective shareholders for Acquiror, through Acquiror Sub, to acquire the Target upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in furtherance of such acquisition, it is proposed that Acquiror Sub shall make a cash tender offer (the "Offer") to acquire all the
                                                  -----
issued and outstanding shares of Common Stock, par value $.01 per share, of the Target ("Target Common Stock"; shares of Target Common Stock being hereinafter
         -------------------
collectively referred to as the "Shares") and the associated Rights (as defined
                                 ------
in Section 1.01) issued pursuant to the Rights Agreement (as defined below) for $21.50 per Share (and associated Right) (such amount, or any greater amount per Share (and associated Right) paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, without
                    ----------------
interest thereon, upon the terms and subject to the conditions of this Agreement and the Offer; and

          WHEREAS, the Board of Directors of Acquiror and Acquiror Sub have approved the making of the Offer and the transactions related thereto; and

          WHEREAS, the Board of Directors of the Target (the "Board") has (i)
                                                              -----
determined that the consideration to be paid for each Share in the Offer and in the Merger (as defined below) is fair to and in the best interests of the shareholders of the Target, (ii) approved this Agreement and the Offer and the other transactions contemplated hereby and (iii) resolved and agreed to recommend acceptance of the Offer and the Merger and approval of this Agreement by such shareholders; and

          WHEREAS, pursuant to and in accordance with the terms of the Rights Agreement, dated as of January 9, 1996 between the Target and KeyCorp Shareholder Services, Inc. (as amended, the "Rights Agreement"), the Board has
                                             ----------------
amended the Rights Agreement in the manner contemplated by Section 3.19; and

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Acquiror, Acquiror Sub and the Target have each approved this Agreement and the merger (the "Merger") of Acquiror Sub with and into the Target
                               ------
in accordance with the Texas Business Corporation Act ("Texas Law") following
                                                        ---------
the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Acquiror Sub and the Target hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

          SECTION 1.01.  The Offer.  (a) Provided that this Agreement shall not
                         ---------
have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be existing (unless such event
         -------
shall have been waived by Acquiror Sub), Acquiror shall cause Acquiror Sub to commence, and Acquiror Sub shall commence, the Offer at the Per Share Amount as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of Acquiror Sub's intention to commence the Offer. The obligation of Acquiror Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that at least the number of
                           -----------------
Shares that, when combined with the Shares already owned by Parent and its direct and indirect subsidiaries, constitute a majority of the then Outstanding Shares on a Fully Diluted Basis shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of the other conditions set forth in Annex A hereto. "Outstanding Shares
                                            -------
on a Fully Diluted Basis" shall mean all outstanding shares plus all shares available for issuance under the Target's Employee Stock Purchase Plan plus all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights (as defined in the Rights Agreement)). Acquiror Sub expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that (notwithstanding Section 8.03), without the prior written consent of the Target, no change may be made which (A) decreases the price per Share payable in the Offer, (B) reduces the maximum number of Shares to be purchased in the Offer,
(C) imposes conditions to the Offer in addition to those set forth in Annex A
                                                                      -------
hereto, (D) amends or changes the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Acquiror and its subsidiaries) or (E) changes or waives the Minimum Condition. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of this Agreement and the Offer (including, without limitation, the Minimum Condition), Acquiror Sub shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn; provided, that
                                                          --------
Acquiror Sub shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of 10 additional business days for all such extensions, notwithstanding the prior satisfaction of the conditions set forth in Annex A hereto. Acquiror Sub agrees that, in the event that it is
         -------
unable to consummate the Offer at any scheduled expiration thereof due solely to the failure of the Acquiror Sub to obtain the unconditional consents of the Federal Communications Commission to the transfer of the Target's licenses to Acquiror Sub (the "FCC Approvals"), it shall unless the Target is in willful breach of any obligation set forth in this Agreement, extend the Offer (unless such FCC Approvals are not reasonably capable of being satisfied prior to the expiration of 90 days from the commencement of the Offer) until the earlier of
(i) the expiration of 90 days from the commencement of the Offer or (ii) such time as Acquiror Sub shall have received the FCC Approvals. It is agreed that the conditions set forth in Annex A hereto are for the sole benefit of Acquiror
                            -------
Sub and Acquiror and may be asserted by Acquiror Sub or Acquiror regardless of the circumstances giving rise to any such condition (including any action or inaction by Acquiror or Acquiror Sub not inconsistent with the terms hereof) or, except with respect to the Minimum Condition as set forth above, may be waived by Acquiror Sub or Acquiror in whole or in part at any time and from time to time in their sole discretion.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, Acquiror Sub shall file with the Securities and Exchange Commission (the "SEC") and disseminate to holders of Shares to the extent required by law a
      ---
Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and the
                          --------------
other Transactions (as hereinafter defined). The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase")
                                                             -----------------
and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Acquiror, Acquiror Sub and
                               ---------------
the Target agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Acquiror and Acquiror Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Target and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Acquiror and Acquiror Sub will provide the Target and its counsel with a copy of any written comments or telephonic notification of any verbal comments Acquiror or Acquiror Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide the Target and its counsel with a copy of any written responses and telephonic notification of any verbal response of Acquiror, Acquiror Sub or their counsel. In the event that the Offer is terminated or withdrawn by Acquiror Sub, Acquiror and Acquiror Sub shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent (as defined herein).

          SECTION 1.02.  Target Action.  (a) The Target hereby approves of and
                         -------------
consents to the Offer and represents that (i) the Board, at a meeting duly called and held on April 21, 1996, has (A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, each of the Offer and the Merger (the "Transactions"), are fair to and in the best interests
                           ------------
of the holders of Shares (other than Acquiror and its subsidiaries), (B) approved and adopted this Agreement and the Transactions and (C) resolved to recommend, subject to the conditions set forth herein, that the shareholders of the Target accept the Offer and approve and adopt this Agreement and the Transactions; and (ii) Goldman, Sachs & Co. has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Target has been authorized by Goldman, Sachs & Co., subject to prior review by Goldman, Sachs & Co., to include such fairness opinion (or references thereto) in the Offer Documents and in the Schedule 14D-9 (as defined in paragraph (b) of this Section 1.02) and the Proxy Statement referred to in
Section 6.02. Subject to the fiduciary duties of the Board under applicable law as advised by independent legal counsel, the Target hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described above.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, the Target shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject only to the fiduciary duties
              --------------
of the Board under applicable law as advised by independent legal counsel, the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other
                                                  ------------
applicable federal securities laws. The Target, Acquiror and Acquiror Sub agree to correct promptly any information provided by any of them for use in the
Schedule 14D-9 which shall have become false or misleading in any material respect, and the Target further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Acquiror, Acquiror Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Target will provide Acquiror and Acquiror Sub and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Target may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide Acquiror and Acquiror Sub and their counsel with a copy of any written responses and telephonic notification of any verbal response of the Target or its counsel.

          (c) The Target shall promptly furnish Acquiror Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably practicable. The Target shall furnish Acquiror Sub with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels, non-objecting beneficial owner lists and security position listings, and such other assistance as Acquiror, Acquiror Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Acquiror and Acquiror Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.01, shall deliver promptly to the Target all copies of such information then in their possession and shall certify in writing to the Target its compliance with this
Section 1.02(c).

                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01.  The Merger.  Upon the terms and subject to the
                         ----------
conditions set forth in Article VII, and in accordance with Texas Law, at the Effective Time (as hereinafter defined), Acquiror Sub shall be merged with and into the Target. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Target shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the
                                ---------------------
Surviving Corporation shall be WESTCOTT COMMUNICATIONS, INC. At Acquiror's election, the Merger may alternatively be structured so that (i) the Target is merged with and into Acquiror, Acquiror Sub or any other direct or indirect wholly owned subsidiary of Acquiror or (ii) any direct or indirect wholly owned subsidiary of Acquiror other than Acquiror Sub is merged with and into the Target. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election and submit this Agreement, as so amended, to a vote of the Target's shareholders in accordance with applicable laws.

          SECTION 2.02.  Effective Time; Closing.  As promptly as practicable
                         -----------------------
and in no event later than the fifth business day following the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles
                                                                      --------
of Merger") with the Secretary of State of the State of Texas (the "Secretary")
- ---------                                                           ---------
in such form as is required by, and executed in accordance with the relevant provisions of, Texas Law. The term "Effective Time" means the date and time of
                                     --------------
the filing of the Articles of Merger with the Secretary (or such later time as is specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing will be held at the offices of Baker & McKenzie, 2001 Ross Avenue, Suite 4500, Dallas, Texas (or such other place and time as the parties may agree).

          SECTION 2.03.  Effect of the Merger.  The effect of the Merger shall
                         --------------------
be as provided in the applicable provisions of Texas Law.

          SECTION 2.04.   Articles of Incorporation; Bylaws.  (a) At the
                          ---------------------------------
Effective Time, the Articles of Incorporation of the Target, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time by operation of this Agreement and by virtue of the Merger without any further action by the shareholders or directors of the Surviving Corporation to read in its entirety as set forth on Annex B hereto.
                                     -------

          (b) At the Effective Time, the Bylaws of Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          SECTION 2.05.  Directors and Officers.  The directors of Acquiror Sub
                         ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until a successor is elected or appointed and has qualified or until the earliest of such director's death, resignation, removal or disqualification, and the officers of the Target immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or as otherwise provided in the Bylaws of the Surviving Corporation.

          SECTION 2.06.  Conversion of Securities.  At the Effective Time, by
                         ------------------------
virtue of the Merger and without any action on the part of Acquiror Sub, the Target or the holders of any of the following shares of capital stock:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled, extinguished and converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable,
                                            --------------------
without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share, less any required withholding taxes;

          (b) Each Share held in the treasury of the Target and each Share owned by Acquiror Sub, Acquiror, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Target immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Each share of Common Stock, par value $.01 per share, of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          SECTION 2.07.  Employee Stock Options. Immediately after the Tender
                         ----------------------
Offer Acceptance Date, each outstanding option to purchase Shares (in each case, an "Option") granted under (a) the Target's Amended and Restated 1989 Stock
    ------
Option Plan, as amended, and (b) the Target's Nonemployee Stock Option Plan, as amended, whether or not then exercisable, shall, subject to the Target's receipt of any required consent of the holders of such Options, be cancelled by the Target, and each holder of a cancelled Option shall be entitled to receive from Acquiror Sub (or, at the option of Acquiror Sub, from the Target, which will be reimbursed by the Acquiror Sub) at the same time as payment for Shares is made by Acquiror Sub in connection with the Offer (or, with respect to any person subject to Section 16 of the Exchange Act, as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act), in consideration for the cancellation of such Option, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Option, less any required withholding taxes. The term "Tender Offer Acceptance Date" means
                                           ----------------------------
the date on which the Acquiror Sub shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer.

          SECTION 2.08.  Dissenting Shares.  Notwithstanding any provision of
                         -----------------
this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted in favor of this Agreement or consented thereto in writing and who shall have timely filed with the Target a written objection to the action contemplated by this Agreement in accordance with Section 5.12 of Texas Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to
 -----------------
receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair value of such Shares held by them in accordance with the provisions of Texas Law, except that all Dissenting Shares held by shareholders who effectively shall have withdrawn or lost their rights to demand payment of the fair value of such Shares under Texas Law shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares, less any required withholding taxes.

          SECTION 2.09.  Surrender of Shares; Stock Transfer Books.  (a) Prior
                         -----------------------------------------
to the Effective Time, Acquiror Sub shall designate a bank or trust company reasonably satisfactory to the Target to act as agent (the "Paying Agent") for
                                                            ------------
the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). At the Effective Time, Acquiror shall cause the Surviving Corporation to have sufficient funds to deposit, and shall cause the Surviving Corporation to deposit in trust with the Paying Agent, sufficient funds to make all payments pursuant to Section 2.09(b). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided,
                                                                 --------
however, that no loss on any investment made pursuant to this Section 2.09 shall
- -------
relieve Acquiror or the Surviving Corporation of its obligation to pay the Per Share Amount for each Share outstanding immediately prior to the Effective Time. Any gain on any investment made pursuant to this Section 2.09 shall be the property of the Surviving Corporation.

          (b) Promptly after the Effective Time, Acquiror shall cause the Surviving Corporation to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper
                             ------------
delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Target, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration.

          (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the Effective Time, the stock transfer books of the Target shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Target. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE TARGET

          Except as set forth in the Disclosure Schedule delivered by the Target and signed by the Target and Acquiror for identification prior to the execution and delivery of this Agreement (the "Target Disclosure Schedule"), which shall
                                     --------------------------
be numbered in such a way as to correspond with the section references below and the disclosure made shall relate only to the representations and warranties made within the relevant section, the Target hereby represents and warrants to Parent, Acquiror and Acquiror Sub that:

          SECTION 3.01.  Organization and Qualification; Subsidiaries.  The
                         --------------------------------------------
Target is a corporation, and each subsidiary of the Target (a "Subsidiary") is a
                                                               ----------
corporation or partnership, in
each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Target and each Subsidiary are duly qualified or licensed as a foreign corporation or partnership to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Target. As used in this Agreement, the term "Material Adverse Effect" means
                                              -----------------------
with respect to any person, any change or effect that is or is reasonably likely to be materially adverse to the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole, or on the transactions contemplated by this Agreement. As of the date hereof, a true and correct list of all Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Target and each other Subsidiary, is set forth in Section 3.01 of the Target Disclosure Schedule. Except as disclosed in Section 3.01 of the Target Disclosure Schedule, the Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          SECTION 3.02.  Articles of Incorporation and Bylaws.  The Target has
                         ------------------------------------
heretofore furnished or made available to Acquiror a complete and correct copy of the Articles of Incorporation and Bylaws or equivalent organizational documents, each as amended to date, of the Target and each Subsidiary. Neither the Target nor any Subsidiary is in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents.

          SECTION 3.03.  Capitalization.  The authorized capital stock of the
                         --------------
Target consists of 29,000,000 shares of Target Common Stock and 1,000,000 shares of preferred stock, $.01 par value ("Target Preferred Stock"). As of March 31,
                                     ----------------------
1996 (a) 19,816,435 shares of Target Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, and (b) 1,688,000 shares of Target Common Stock were issuable pursuant to outstanding Options. The number of Options, by exercise price, outstanding on March 31, 1996 are set forth in Section 3.03 of the Target Disclosure Schedule. As of the date of this Agreement, no shares of Target Preferred Stock are issued and outstanding. The authorized capital stock and issued and outstanding stock of each subsidiary is set forth in Section 3.03 of the Target Disclosure Schedule. Except as set forth in this Section 3.03,
Section 3.03 of the Target Disclosure Schedule or in the Target SEC Reports (as herein defined) filed prior to the date of this Agreement, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, the Target or any Subsidiary obligating the Target or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Target or any Subsidiary. Between March 31, 1996 and the date of this Agreement, no shares of Target Common Stock have been issued by the Target, except upon the exercise of stock options described above and no shares of Target Common Stock pursuant to the Target's Employee Stock Purchase Plan, in each case in accordance with their respective terms, and no Options have been granted.
Except as set forth in Section 3.03 of the Target Disclosure Schedule, there are no outstanding contractual obligations of the Target or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Target Common Stock or any capital stock of, or any equity interest in, any Subsidiary. Except as described in the Target SEC Reports filed prior to the date of this Agreement or
Section 3.03 of the Target Disclosure Schedule, each outstanding share of capital stock of, or other equity interest in, each Subsidiary is duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, no more than 90,390 shares of Target Common Stock were available for issuance under Target's Employee Stock Purchase Plan.

          SECTION 3.04.  Authority Relative to This Agreement.  The Target has
                         ------------------------------------
all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, upon the approval and adoption of this Agreement and the Merger by the Target's shareholders in accordance with this Agreement and Texas Law, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Target and the consummation by the Target of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Target are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the Target's shareholders in accordance with Texas Law and the filing and recordation of appropriate Articles of Merger with the Secretary in accordance with this Agreement and Texas Law). This Agreement has been duly and validly executed and delivered by the Target and, assuming the due authorization, execution and delivery of this Agreement by Acquiror and Acquiror Sub, constitutes a legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms.

          SECTION 3.05.  No Conflict; Required Filings and Consents.  (a)  The
                         ------------------------------------------
execution and delivery of this Agreement by the Target do not, and the performance of this Agreement by the Target will not, subject to (x) with respect to the Merger, obtaining the requisite approval and adoption of this Agreement and the Merger by the Target's shareholders in accordance with this Agreement and Texas Law, and (y) obtaining the consents, approvals, authorizations and permits and making the filings described in Section 3.05(b) and Section 3.05(b) of the Target Disclosure Schedule, (i) conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of the Target or any Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree ("Law") applicable to the Target or any Subsidiary or by which any property or asset of the Target or any Subsidiary is bound or affected, or (iii) except as specified in Section 3.05(a)(iii) of the Target Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Target or any Subsidiary, or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Target or any Subsidiary is a party or by which the Target or any Subsidiary or any property or asset of the Target or any Subsidiary is bound or affected, except for such conflicts, violations, breaches, defaults, rights, liens and consents which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Target.

          (b) The execution and delivery of this Agreement by the Target do not, and the performance of this Agreement by the Target will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, state securities or "blue sky" laws ("Blue Sky
                                                                    --------
Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
- ----
(the "HSR Act") and the rules and regulations promulgated thereunder, and filing
      -------
and recordation of appropriate Articles of Merger with the Secretary as required by Texas Law, (ii) as specified in Section 3.05(b) of the Target Disclosure Schedule and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Target from performing its obligations under this Agreement.

          SECTION 3.06.  Permits; Compliance.  Except as disclosed in Section
                         -------------------
3.06 of the Target Disclosure Schedule, each of the Target and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") necessary for the
                                  ----------------------
Target or any Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Target (the "Target Permits") and, as of
                                                   --------------
the date hereof, no suspension or cancellation of any of the Target Permits is pending or, to the knowledge of the Target, threatened. Except as disclosed in
Section 3.06 of the Target Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Target, neither the Target nor any Subsidiary is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any Law applicable to the Target or any Subsidiary or by which any property or asset of the Target or any Subsidiary is bound or affected, (b) any of the Target Permits or (c) the terms and provisions of the Affirmative Action Plan of the Target and the Subsidiaries. Except as disclosed in Section 3.06 of the Target Disclosure Schedule, neither the Target nor any of the Subsidiaries is subject to regulation by the Federal Communications Commission, to the licensing requirements of the Communications Act of 1934, as amended, or the Communications Satellite Act of 1962, as amended.

          SECTION 3.07.  SEC Filings; Financial Statements.  (a)  The Target has
                         ---------------------------------
timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission since December 31, 1992 (collectively, the "Target SEC Reports"). The Target SEC Reports (i) were prepared in all
     ------------------
material respects in accordance with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is currently required to file any form, report or other document with the Securities and Exchange Commission.

          (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Target SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("U.S. GAAP") throughout the periods indicated (except as may
                   ---------
be indicated in the notes thereto and except that financial statements included with interim reports do not contain all U.S. GAAP notes to such financial statements) and each fairly presented in all material respects the financial position, results of operations and changes in shareholders' equity and cash flows of the Target as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on the Target).

          (c) Except (i) to the extent set forth on the balance sheet of the Target and the consolidated Subsidiaries as at December 31, 1995, including the notes thereto, (ii) as set forth in Section 3.07(c) of the Target Disclosure Schedule or (iii) as disclosed in any SEC Report filed by the Target after December 31, 1995 and prior to the date of this Agreement, neither the Target nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with U.S. GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995, which would not, individually or in the aggregate, be material in amount.

          (d) The Target has heretofore furnished or made available to Acquiror complete and correct copies of all amendments and modifications (if any) that have not been filed by the Target with the SEC to all agreements, documents and other instruments that previously had been filed by the Target as exhibits to the Target SEC Reports and are currently in effect.

          (e) The receivables of the Target and the Subsidiaries, either reflected on the balance sheet of the Target and the consolidated Subsidiaries as at December 31, 1995 (the "December Balance Sheet") or created subsequent to the December Balance Sheet are, to the extent not previously collected in full, true and valid receivables, created in the ordinary course of the business of the Target and its Subsidiaries. Since December 31, 1995, neither the Target nor the Subsidiaries have (i) permitted or agreed to any extension in the time for payment of receivables other than in the ordinary course of business and consistent with past practice or (ii) changed their collection practices with respect to the receivables including, without limitation, granted discounts in return for the early collection thereof other than in the ordinary course of business and consistent with past practice.

          SECTION 3.08.  Absence of Certain Changes or Events. Since December
                         ------------------------------------
31, 1995, except as set forth in this Agreement or disclosed pursuant to Section
3.08 of the Target Disclosure Schedule, or disclosed in any Target SEC Report filed since December 31, 1995 and prior to the date of this Agreement, the Target and the Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1995, there has not been (a) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Material Adverse Effect on the Target, (b) any material change by the Target in its accounting methods, principles or practices, (c) any entry by the Target or any Subsidiary into any commitment or transaction material to the Target, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Target or any redemption, purchase or other acquisition of any of the Target's or the Subsidiaries' securities, (e) other than pursuant to the Plans (as defined in Section 3.10), any increase in or amendment to, or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, (f) granted any general increase in compensation, bonus or other benefits payable to the employees of the Target or the Subsidiaries or, except for increases in connection with periodic reviews and in amounts consistent with past practice, any specific increase in the compensation, bonus or other benefits payable to such employees, (g) paid any bonus to the employees of the Target or the Subsidiaries except for bonuses accrued on the December Balance Sheet, (h) any operation of the business of the Target and the Subsidiaries other than in the ordinary course, consistent with past practice; (i) any incurrence of indebtedness for borrowed money or assumption or guarantee of indebtedness for borrowed money by the Target or any of the Subsidiaries (other than loans from the Target to any wholly owned Subsidiary or from any wholly owned Subsidiary to the Target or any other wholly owned Subsidiary), or the grant of any lien on the assets of the Target or the Subsidiaries to secure indebtedness for borrowed money, (j) any sale or transfer of any assets of the Target or the Subsidiaries other than in the ordinary course of business and consistent with past practice, or (k) any loan, advance or capital contribution to or investment in any person in an aggregate amount in excess of $100,000 by the Target or any Subsidiary (excluding any loan, advance or capital contribution to, or investment in, the Target or any wholly owned Subsidiary).

          SECTION 3.09.  Absence of Litigation.  Except as disclosed in Section
                         ---------------------
3.09 of the Target Disclosure Schedule or the Target SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of the Target, threatened against the Target or any Subsidiary, by, on behalf of or before any arbitrator or Governmental Authority which (a) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Target or (b) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Offer or the Merger. Neither the Target or any Subsidiary nor any property or asset of the Target or any Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect on the Target. Neither the Target nor any Subsidiary is subject to any judgment, order or decree that could reasonably be expected to have a Material Adverse Effect on the Target.

          SECTION 3.10.  Employee Benefit Plans.  Section 3.10 of the Target
                         ----------------------
Disclosure Schedule lists (a) all employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Target or any Subsidiary (the "Plans")
                                                          -----
and (b) all written contracts and agreements relating to employment and all severance agreements with any of the directors, officers or employees of the Target or any Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Target or any Subsidiary at will without penalty or other adverse consequence). Section 3.10 of the Target Disclosure Schedule sets forth the name of each officer or employee of the Target or any Subsidiary with an annual base compensation greater than $75,000 and the annual base compensation applicable to each such officer or employee. The Target has made available to Acquiror a copy of each Plan, each material document prepared in connection with each Plan and each Target Employment Contract. None of the Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth in
                                          -----
Section 3.10 of the Target Disclosure Schedule, none of the Plans promises or provides retiree medical or life insurance benefits to any person. Each Plan intended to be qualified under Section 401(a) of the Internal Revenue Code, as amended (the "Code") is so qualified. Each Plan has been operated in all
              ----
material respects in accordance with its terms and the requirements of applicable Law. The Target has not incurred any direct or indirect material liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement and, as of the date hereof, no fact exists or event has occurred that would reasonably be expected to give rise to any such liability. Except as set forth in Section 3.10 of the Target Disclosure Schedule, no Plan is or has been covered by Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 3.10 of the Target Disclosure Schedule, the Target and the Subsidiaries have complied in all respects with all laws, rules and regulations pertaining to employment practices including, without limitation, the Worker Adjustment Retraining Notification Act, the wage hour laws, the Americans with Disabilities Act, and the discrimination laws, and no fact or event exists that could give rise to liability under such acts, laws, rules or regulations, except for such occurrences, noncompliances and liabilities as would not, individually or in the aggregate, have a Material Adverse Effect on the Target.

          SECTION 3.11.  Labor Matters.  Neither the Target nor any Subsidiary
                         -------------
is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Target or any Subsidiary.

          SECTION 3.12.  Taxes.  (a) Except as set forth in Section 3.12(a) of
                         -----
the Target Disclosure Schedule, the Target and each of the Subsidiaries have (i) filed all federal, state, local and foreign tax returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all taxes shown to be due on such returns and paid all applicable ad valorem and value added taxes as are due and (iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which would not, individually or in the aggregate, have a Material Adverse Effect on the Target. Except as set forth in Section 3.12(a) of the Target Disclosure Schedule, neither the Internal Revenue Service nor any other federal, state, local or foreign taxing authority has asserted any claim for taxes, or to the best knowledge of the Target, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, could have a Material Adverse Effect on the Target. The Target has open years for federal, state and foreign income tax returns only as set forth in Section 3.12(a) of the Target Disclosure Schedule. The Target and each Subsidiary have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect on the Target. There are no liens for taxes upon the assets of the Target or any Subsidiary (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Target.

          (b) Neither the Target nor any Subsidiary has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

          SECTION 3.13.  Environmental Matters.  (a)  For purposes of this
                         ---------------------
Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under
 --------------------
the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act; (B) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls; (E) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state, foreign, or
                       ------------------
local law, rule or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances or (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

          (b) Except as described in Section 3.13 of the Target Disclosure Schedule or as would not individually or in the aggregate result in or be likely to result in any fine, tax, assessment, penalty, loss, cost, damage, liability, expense or other payment related thereto in excess of $200,000: (i) the Target and each Subsidiary are and have been in compliance with all applicable Environmental Laws; (ii) the Target and each Subsidiary have obtained all permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws ("Environmental Permits") and
                                                   ---------------------
are and have been in compliance with their requirements; (iii) such Environmental Permits are transferable to the Surviving Corporation pursuant to the Merger without the consent of any Governmental Authority; (iv) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of on any owned or leased real property or on any real property formerly owned, leased or occupied by the Target or any Subsidiary; (v) there is, to the best knowledge of the Target, no asbestos or asbestos-containing material on any owned or leased real property in violation of applicable Environmental Laws;
(vi) the Target and the Subsidiaries have not released, discharged or disposed of Hazardous Substances on any real property owned or leased or on any real property formerly owned or leased by the Target or any Subsidiary and none of such property is contaminated with any Hazardous Substances; (vii) neither the Target nor any of the Subsidiaries is undertaking, and neither the Target nor any of the Subsidiaries has completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Substances at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (viii) there are no pending or, to the knowledge of the Target, past or threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to Environmental Laws, any Environmental Permits or any Hazardous Substances against the Target or any Subsidiary or any of their property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Target or any of the Subsidiaries or any of their predecessors.

          (c) The Target and the Subsidiaries have made available to Acquiror copies of any environmental reports, studies or analyses in its possession or under its control relating to owned or leased real property or the operations of the Target or the Subsidiaries.

          (d) Section 3.13 of the Target Disclosure Schedule sets forth a list of all real property currently owned or owned within the last three years by the Target or any of the Subsidiaries.

          SECTION 3.14.  Opinion of Financial Advisor.  The Target has received
                         ----------------------------
the opinion of Goldman, Sachs & Co. ("Target Banker") on the date of this
                                      -------------
Agreement to the effect that the consideration to be paid by Acquiror Sub in the Offer and the Merger is fair from a financial point of view to the Target's shareholders as of the date thereof.

          SECTION 3.15.  Brokers.  No broker, finder or investment banker (other
                         -------
than Target Banker) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Target or any Subsidiary. The Target has heretofore furnished to Acquiror a correct copy of all agreements between the Target and Target Banker pursuant to which such firm would be entitled to any payment relating to the Transactions.

          SECTION 3.16.  Tangible Property.  The Target and the Subsidiaries
                         -----------------
have good and marketable title to all their tangible properties and assets, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on the Target. All of the assets of the

Target and the Subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable would not individually or in the aggregate have a Material Adverse Effect on the Target.

          SECTION 3.17.  Material Contracts.  Section 3.17 of the Target
                         ------------------
Disclosure Schedule lists (a) each contract which is required by its terms or is currently expected to result in the payment or receipt by the Target or any Subsidiary of more than $500,000 and which is not terminable by the Target or any Subsidiary without the payment of any penalty or fine on not more than three months' notice (a "Material Contract"), (b) all material agreements relating to
                   -----------------
joint ventures, partnerships and equity or debt investments, (c) all noncompete agreements with the Target or the Subsidiaries (whether as beneficiary or obligor), (d) all agreements, notes, bonds, indentures or other instruments governing indebtedness for borrowed money, and any guarantee thereof or the pledge of any assets or other security therefor and (e) all agreements with any affiliate (other than the Target or a wholly owned subsidiary) of the Target or the Subsidiaries to which the Target or any Subsidiary is a party, in each case other than contracts which have been filed as an exhibit to or have been incorporated by reference in any Target SEC Report. Each Material Contract is in full force and effect and is enforceable against the parties thereto (other than the Target) in accordance with its terms and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default by the Target or, to the knowledge of the Target, any third party under such Material Contracts. The Target has duly complied in all material respects with the provisions of each Material Contract to which it is a party.

          SECTION 3.18.  Offer Documents; Schedule 14D-9.  Neither the Schedule
                         -------------------------------
14D-9 nor any information supplied by the Target for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Target, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Target with respect to information supplied by Acquiror Sub or Acquiror for inclusion in the Schedule 14D-9. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.19.  Amendment to Rights Agreement.  (a) The Target has
                         ------------------------------
heretofore provided Acquiror with a complete and correct copy of the Rights Agreement, including all amendments (including the amendments contemplated by this Section 3.19) and exhibits thereto. The Board and the Target have taken all necessary action to amend the Rights Agreement so that, as long as this Agreement has not been terminated in accordance with Section 8.01, (A) none of the execution or delivery of this Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will cause (i) the occurrence of a "Distribution Date" (as defined in the Rights
                                    -----------------
Agreement), (ii) the Rights (as defined in the Rights Agreement) to become exercisable under the Rights Agreement, (iii) Parent, Acquiror or Acquiror Sub or any of their affiliates or associates to be deemed an "Acquiring Person" (as
                                                          ----------------
defined in the Rights Agreement) or

(iv) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur
          ----------------------
upon any such event, (B) none of the acceptance for payment or payment for Shares by Acquiror Sub pursuant to the Offer will cause (i) the occurrence of a Distribution Date, (ii) the Rights to become exercisable under the Rights Agreement, (iii) Parent, Acquiror or Acquiror Sub or any of their affiliates or associates to be deemed an Acquiring Person or (iv) the Stock Acquisition Date to occur upon any such event, and (C) the "Expiration Date" (as defined in the
                                           ---------------
Rights Agreement) shall occur no later than immediately prior to the purchase of shares pursuant to the Offer.

          (b) The "Distribution Date" has not occurred as of the date of this Agreement.

          SECTION 3.20.  Intellectual Property.  Section 3.20 of the Target
                         ---------------------
Disclosure Schedule sets forth a list of the trademarks and service marks owned or used in the business of the Target or any of the Subsidiaries (the "Trademarks"). Except as set forth in Section 3.20 of the Target Disclosure Schedule, the Target and the Subsidiaries (a) own the copyright to, or (b) have a license to use, all of the programming that has been employed in the operation of the business (the "Programming"). To the best knowledge of the Target and the Subsidiaries, the use by the Target and the Subsidiaries of the Trademarks or the Programming does not infringe on any trademarks, copyrights or any other rights of any other person and there are no existing or threatened claims therefor.

          SECTION 3.21.  Fees and Expenses of Transactions.  The fees and
                         ---------------------------------
expenses of the attorneys, accountants, brokers, investment bankers and advisors retained by the Target or any of the Subsidiaries in connection with the transactions contemplated by this Agreement do not exceed the amount set forth in Section 3.21 of the Target Disclosure Schedule.

          SECTION 3.22.  Capital Expenditures.  The capital expenditures for the
                         --------------------
Target and the Subsidiaries for the calendar years ended December 31, 1994 and 1995 did not exceed $7 million in any such calendar year by a material amount, excluding in each case the expenditures related to the one-time conversion of the satellite transmission equipment from an analog to a digital signal and investments made in program inventory.

          SECTION 3.23.  Accreditation.  Section 3.23 of the Target Disclosure
                         -------------
Schedule sets forth a true and correct list of the networks that provide course work eligible for applicable continuing education credit and the organizations that accredit such course work. As of the date of this Agreement, to the best knowledge of the Target and the Subsidiaries, none of the organizations listed in Section 3.23 of the Target Disclosure Schedule has notified the Target or any of the Subsidiaries of such organization's intent to withdraw accreditation.

          SECTION 3.24.  Interactive Distance Training Network ("IDTN").  (a) As
                         ----------------------------------------------
of December 31, 1995, the Target and the Subsidiaries had contracts with customers to provide IDTN services at a cost to such customers of not less than $7.8 million for the calendar year 1996.

          (b) Section 3.24(b) of the Target Disclosure Schedule lists the top twenty customers for IDTN (based on revenues invoiced) for the year ending December 31, 1995. As of the date of this Agreement, to the best knowledge of the Target and Subsidiaries, except as set forth on Schedule 3.24(b) of the Target Disclosure Schedule, none of such customers has given written notice of its intent to cancel or not renew its contract with the Target or the Subsidiaries for IDTN services.

          SECTION 3.25.  Executive Education Network ("EXEN").  (a) Section
                         ------------------------------------
3.25(a) of the Target Disclosure Schedule lists the colleges, universities and other educational institutions that provide course work to EXEN as of the date of the Agreement. As of the date of this Agreement, to the best knowledge of the Target and the Subsidiaries, except as set forth on Schedule 3.25(a) of the Target Disclosure Schedule, none of such colleges, universities or other educational institutions has given written notice of its intent to cancel or not renew its relationship with the Target or the Subsidiaries in connection with EXEN.

          (b) As of the date of this Agreement, except as set forth in Section 3.25(b) of the Target Disclosure Schedule, all customers that have completed "proof of concept" contracts with the Target or the Subsidiaries for EXEN services have entered into contracts with the Target or the Subsidiaries, as applicable, for further EXEN services.

          SECTION 3.26.  Renewal Rate.  Section 3.26 to the Target Disclosure
                         ------------
Schedule sets forth, for each subscription based satellite and video programming network, by network, (a) the total number of subscribers as of January 1, 1995, December 31, 1995 and March 31, 1996 and (b) the number of new subscribers enrolled during the twelve months ended December 31, 1995 and the three months ended March 31, 1996, respectively.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT,
                           ACQUIROR AND ACQUIROR SUB

          Parent, Acquiror and Acquiror Sub hereby, jointly and severally, represent and warrant to the Target that:

          SECTION 4.01.  Corporate Organization.  Each of Parent, Acquiror and
                         ----------------------
Acquiror Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of Parent, Acquiror and Acquiror Sub to perform their obligations hereunder and to consummate the Transactions.

          SECTION 4.02.  Authority Relative to This Agreement.  Each of Parent,
                         ------------------------------------
Acquiror and Acquiror Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent, Acquiror and Acquiror Sub and the consummation by Parent, Acquiror and Acquiror Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent, Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the Merger, the filing and recordation of appropriate Articles of Merger with the Secretary, as required by Texas Law). This Agreement has been duly and validly executed and delivered by Parent, Acquiror and Acquiror Sub and, assuming the due authorization, execution and delivery of this Agreement by the Target, constitutes a legal, valid and binding obligation of each of Parent, Acquiror and Acquiror Sub enforceable against each of Parent, Acquiror and Acquiror Sub in accordance with its terms.

          SECTION 4.03.  No Conflict; Required Filings and Consents.  (a) The
                         ------------------------------------------
execution and delivery of this Agreement by Parent, Acquiror and Acquiror Sub do not, and the performance of this Agreement by Parent, Acquiror and Acquiror Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent, Acquiror or Acquiror Sub, (ii) conflict with or violate any Law applicable to Parent, Acquiror or Acquiror Sub or by which any property or asset of any of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Acquiror or Acquiror Sub or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Acquiror or Acquiror Sub is a party or by which Parent, Acquiror or Acquiror Sub or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent Parent, Acquiror and Acquiror Sub from performing their respective obligations under this Agreement and consummating the Transactions.

          (b) The execution and delivery of this Agreement by Parent, Acquiror and Acquiror Sub do not, and the performance of this Agreement by Parent, Acquiror and Acquiror Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, Blue Sky Laws, the HSR Act, the rules and regulations of the New York Stock Exchange, and filing and recordation of appropriate Articles of Merger with the Secretary as required by Texas Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect on Acquiror and would not prevent or delay consummation of the Transactions, or otherwise prevent Parent, Acquiror or Acquiror Sub from performing their respective obligations under this Agreement.

          SECTION 4.04.  Offer Documents; Proxy Statement.  The Offer Documents
                         --------------------------------
will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Target, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent, Acquiror or Acquiror Sub for inclusion in the proxy statement to be sent to the shareholders of the Target in connection with the Target Shareholders Meeting (such proxy statement, as amended and supplemented, being referred to herein as the "Proxy Statement") and Schedule
                                               ---------------
14D-9 will not, on the date the Proxy Statement or Schedule 14D-9 (or any amendment or supplement thereto) is first mailed to shareholders of the Target, at the time of the Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which shall have become false or misleading; provided, however, that Parent, Acquiror or Acquiror Sub makes no
            --------  -------
representation or warranty with respect to information supplied by the Target for inclusion in the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.05.  Brokers.  No broker, finder or investment banker is
                         -------
entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Acquiror or Acquiror Sub other than fees payable by the Parent, the Acquiror and the Acquiror Sub.

          SECTION 4.06.  Financing.  Parent, has and will make available to
                         ---------
Acquiror Sub the funds to purchase all Shares tendered pursuant to the Offer and to consummate the Merger.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 5.01.  Conduct of Business by the Target Pending the Acquiror
                         ------------------------------------------------------
Sub's Election Date.  The Target covenants and agrees that, between the date of
- -------------------
this Agreement and the election or appointment of Acquiror Sub's designees to the Board pursuant to Section 6.03 upon the purchase by Acquiror Sub of any Shares pursuant to the Offer (the "Acquiror Sub's Election Date"), unless
                                   ----------------------------
Acquiror shall otherwise agree in writing (which agreement shall not be unreasonably withheld), (1) the business of the Target and the Subsidiaries shall be conducted only in, and the Target and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice, (2) the Target shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Target and the Subsidiaries and to preserve the current relationships of the Target and the Subsidiaries with customers, suppliers and other persons with which the Target or any Subsidiary has significant business relations and (3) the Target shall not, and shall not permit any Subsidiary to:

          (a) amend or otherwise change its Articles of Incorporation or Bylaws;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Target or any

Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Target (except for shares of the Target Common Stock, if any, issuable under agreements currently in effect on the date hereof and described in Section
3.03 of the Target Disclosure Schedule, the issuance of rights pursuant to the Rights Agreement and shares of capital stock pursuant to Options described in
Section 3.03 of the Target Disclosure Schedule or Plans currently in effect on the date hereof and described in Section 3.10 of the Target Disclosure Schedule), or (ii) any of the Target's or any Subsidiaries' assets, except for sales in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets (other than inventory, equipment and similar assets acquired in the ordinary course of business); (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness in a principal amount not, in the aggregate, in excess of $500,000 and repayable without premium or penalty; (iii) enter into any contract or agreement material to the business, results of operations or financial condition of the Target other than in the ordinary course of business, consistent with past practice or enter into or amend any Material Contract; (iv) authorize any capital expenditure, other than capital expenditures set forth in Section 5.01(e)(iv) of the Target Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

          (f) (i)   except for annual increases in compensation payable or to
become payable to any officer or other employee of the Target or the Subsidiaries consistent with past practices of the Target and the Subsidiaries, increase the compensation payable or to become payable to any officer or other employee, or grant any bonus to, any officer or other employee, or (ii) except as contemplated by Schedule 3.10 of the Target Disclosure Schedule or in accordance with the Company's current policies, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Target or any Subsidiary or enter into or amend any collective bargaining agreement, or (iii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees; or

          (g) settle or compromise any pending or threatened litigation which is material or which relates to the transactions contemplated hereby, provided
                                                                      --------
that nothing in this Section

5.01(g) will prohibit the Target from settling or compromising any such litigation if, after consultation with counsel, the Target's Board believes that such action is necessary to comply with its fiduciary duties; or

          (h) take any action that would result in a breach of the representations and warranties made in Section 3.08.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          SECTION 6.01.  Shareholder's Meeting.  (a) The Target shall, in
                         ---------------------
accordance with applicable law and the Target's Articles of Incorporation and Bylaws, (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Target Shareholders Meeting") and (ii)
                                       ---------------------------
subject to the fiduciary obligations of the Board as advised by independent legal counsel, include in the Proxy Statement the recommendation of the Board that the shareholders of the Target approve and adopt this Agreement and the Transactions, including, without limitation, the Merger and the written opinion of Goldman, Sachs & Co. referred to in Section 1.2(a), and use its reasonable best efforts to obtain such approval and adoption. To the extent permitted by law, Parent, Acquiror and Acquiror Sub each agree to vote all Shares beneficially owned by them in favor of the Merger.

          (b) Notwithstanding the foregoing, if and to the extent permitted by Law, the Target agrees, at the request of Acquiror Sub, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the Tender Offer Acceptance Date, without a meeting of the Target's shareholders, in accordance with Section
5.16 of Texas Law.

          SECTION 6.02.  Proxy Statement.  As promptly as practicable after the
                         ---------------
purchase of all Shares validly tendered and not withdrawn pursuant to the Offer, the Target shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Acquiror, Acquiror Sub and the Target shall cooperate with each other in the preparation of the Proxy Statement, and the Target shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror promptly copies of all correspondence between the Target or any representative of the Target and the SEC. The Target shall give Acquiror and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Target, Parent, Acquiror and Acquiror Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Target Shareholders Meeting at the earliest practicable time.

          SECTION 6.03.  Target Board Representation; Section 14(f).  (a)
                         ------------------------------------------
Promptly upon the purchase by Acquiror Sub of Shares pursuant to the Offer, and from time to time thereafter, Acquiror Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Acquiror Sub representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Acquiror Sub or any affiliate of Acquiror Sub at such time bears to the total number of Shares then outstanding, and the Target shall, at such time, promptly take all actions necessary to cause Acquiror Sub's designees to be elected as directors of the Target, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Target shall use its best efforts to cause persons designated by Acquiror Sub to constitute the same percentage as persons designated by Acquiror Sub shall constitute of the Board of (i) each committee of the Board (some of whom may be required to be independent as required by applicable law), (ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the time Acquiror Sub acquires a majority of the then Outstanding Shares on a Fully Diluted Basis, the Target shall use its best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the domestic Subsidiaries as of the date hereof who are not employees of the Target shall remain members of the Board and of such boards and committees.

          (b)  The Target shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Target and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent, Acquiror or Acquiror Sub shall supply to the Target and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of designees of Acquiror Sub pursuant to this Section 6.03 and prior to the Effective Time, any amendment of this Agreement or the Articles of Incorporation or Bylaws of the Target, any termination of this Agreement by the Target, any extension by the Target of the time for the performance of any of the obligations or other acts of Parent, Acquiror or Acquiror Sub or waiver of any of the Target's rights hereunder shall require the concurrence of a majority of the directors of the Target then in office who neither were designated by Acquiror Sub nor are employees of the Target or if no such directors are then in office, no such amendment, termination, extension or waiver shall be effected which is materially adverse to the holders of Shares (other than Acquiror and its subsidiaries).

          SECTION 6.04.  Access to Information; Confidentiality.  (a) Subject to
                         --------------------------------------
the Confidentiality Agreement (as hereinafter defined), from the date hereof to Acquiror Sub's Election Date, the Target shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Acquiror, and financing sources who shall agree to be bound by the provisions of the Confidentiality Agreement as though a party thereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Acquiror and such financing sources with all financial, operating and other data and information as Acquiror, through its officers, employees or agents, or such financing sources may from time to time reasonably request. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, none of the actions required to be taken by Acquiror or Acquiror Sub under this Agreement shall be deemed to violate the Confidentiality Agreement.

          (b) No investigation pursuant to this Section 6.04 shall affect any representations or warranties of the parties herein or the condition of the obligations of the parties hereto.

          SECTION 6.05.  No Solicitation of Transactions.  The Target and its
                         -------------------------------
affiliates shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Target (or any subsidiary or division thereof) or any merger, consolidation, share exchange, business combination or other similar transaction with the Target (or any subsidiary or division thereof) or solicit, participate in or initiate any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section
                      --------  -------
6.05 shall prohibit the Target from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited written proposal to the Target by such person to acquire the Target pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Target received by the Target after the date of the Agreement, if, and only to the extent that, (a) the Target's Board, as advised by independent legal counsel of Target and Target Banker, determines in good faith that such action is required in order for the Board not to breach its fiduciary duties to shareholders imposed by law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Target (i) gives Acquiror as promptly as practicable prior written notice (which shall include a copy of such written proposal except to the extent such disclosure would cause the Board of Directors of Target to determine that such disclosure would be a breach of its fiduciary duties to shareholders imposed by Law, as advised by independent legal counsel of Target) of the Target's intention to furnish such information or begin such discussions and (ii) receives from such person an executed confidentiality agreement on terms no less favorable to the Target than those contained in the Confidentiality Agreement. The Target agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Target is a party. The Target and its affiliates immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          SECTION 6.06.  Directors' and Officers' Indemnification.  The Articles
                         ----------------------------------------
of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Articles of Incorporation and Bylaws of the Target, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Target or any of its Subsidiaries, unless such modification shall be required by Law.

          From and after the Effective Time, Acquiror and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Target or any of the Subsidiaries (collectively, the "Indemnified Parties") against all losses,
                                 -------------------
reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising
                                -----
in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer or employee of the Target or any of the Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Texas Law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Texas Law. Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties,
(a) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Acquiror and the Surviving Corporation and they shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; and (b) the Acquiror and the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim, provided that the Acquiror and the Surviving Corporation shall not be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. The Indemnified Parties as a group shall retain only one law firm (plus appropriate local counsel) to represent them with respect to each such Claim unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties at the expense of the Acquiror and the Surviving Corporation. Notwithstanding the foregoing, nothing contained in this Section 6.06 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to such person under Texas Law.

          SECTION 6.07.  Obligations of Acquiror Sub.  Acquiror shall take all
                         ---------------------------
action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

          SECTION 6.08.  Public Announcements.  (a) Parent, Acquiror, Acquiror
                         --------------------
Sub and the Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with its securities exchange, and (b) prior to the Effective Time, the Target will not issue any other press release or otherwise make any public statements regarding its business, except as may be required by Law or any listing agreement with the National Association of Securities Dealers, Inc. to which the Target is a party.

          SECTION 6.09.  Delivery of SEC Documents.  The Target shall promptly
                         -------------------------
provide the Acquiror with any report, statement or schedule filed by the Target with the SEC subsequent to the date of this Agreement and, to the extent practicable, will provide Acquiror the opportunity to review and provide comments to any such report, statement or schedule prior to its filing with the SEC.

          SECTION 6.10.  Notification of Certain Matters.  The Target shall give
                         -------------------------------
prompt notice to Acquiror, and Acquiror shall give prompt notice to the Target, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of the Target, Parent, Acquiror or Acquiror Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to
                 --------  -------
this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.11.  Further Action.  Upon the terms and subject to the
                         --------------
conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act and other laws described in clause (i) of the exception in Section 3.05(b), and any amendments to any thereof and (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Target and its Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger, including but not limited to the FCC Approvals. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

          SECTION 6.12  Employee Benefits.
                        -----------------

          (a) Acquiror agrees that, during the period commencing at the Acquiror Sub's Election Date and ending on the first anniversary thereof, the employees of the Target and the Subsidiaries will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Target and the Subsidiaries to such employees; provided that it is understood and agreed that the failure to provide the benefits (other than benefits accrued prior to the termination of the applicable plan) of the Target's Amended and Restated 1989 Stock Option Plan, as amended, the Target's Nonemployee Stock Option Plan, as amended, and the Target's Employee Stock Purchase Plan shall not be a breach of this Section 6.12.

          (b) Acquiror will cause the Target (and, after the Merger, the Surviving Corporation) to honor all employee benefit obligations to current and former employees and directors under the Target's employee benefit plans in existence on the date hereof and disclosed in Section 3.10 of the Target Disclosure Schedule and all employment or severance agreements entered into by the Target or adopted by the Board of Directors of the Target prior to the date hereof and disclosed in Section 3.10 or 6.12(b) of the Target Disclosure Schedule; provided, however, that nothing shall prevent Acquiror or the Target
          --------  -------
(and, after the Merger, the Surviving Corporation) from taking any action with respect to such plans, obligations or agreements or refraining from taking any such action which is permitted or provided for under the terms thereof or under applicable Law.

          (c) Employees of the Target (and, after the Merger, the Surviving Corporation) shall be given credit for all actual service with the Target and the Subsidiaries under all employee benefit plans, programs and policies of the Surviving Corporation or Acquiror in which they become participants for all purposes thereunder, except to the extent that such crediting would produce duplication of benefits.

          SECTION 6.13  Amendments to the Rights Agreement.  The Target
                        ----------------------------------
covenants and agrees that it will amend the Rights Agreement in the manner set forth in Section 3.19, no later than the close of business on the date of this Agreement, and, except as expressly contemplated by Section 3.19 of this Agreement, the Target covenants and agrees that it will not amend the Rights Agreement.

          SECTION 6.14.  Postponement of Annual Meeting.  The Target shall as
                         ------------------------------
soon as possible after the date of this Agreement indefinitely postpone its annual meeting of shareholders currently scheduled for May 22, 1996, and shall take no action unless compelled by legal process to reschedule such annual meeting or to call a special meeting of shareholders of the Target, except in accordance with this Agreement, unless and until this Agreement has been terminated in accordance with its terms.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

          SECTION 7.01.  Conditions to the Merger.  The obligations of the
                         ------------------------
Target, Acquiror, and Acquiror Sub to consummate the Merger shall be subject to the satisfaction of the following conditions and only the following conditions:

          (a) the Merger shall have been approved and adopted by the affirmative vote of the shareholders of the Target to the extent required by Texas Law and the Articles of Incorporation and Bylaws of the Target;

          (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, order, executive order, stay, decree, judgment, injunction or other order or statute, rule or regulation which is in effect and which has the effect of making the acquisition of Shares by Parent, Acquiror or Acquiror Sub or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Transactions;

          (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

          (d) Acquiror Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided,
                                                                 --------
however, that neither Acquiror nor Acquiror Sub shall be entitled to assert the
- -------
failure of this condition if, in breach of this Agreement or the terms of the Offer, Acquiror Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01.  Termination.  This Agreement may be terminated and the
                         -----------
Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby as follows:

          (a) By mutual written consent duly authorized by the Boards of Directors of each of Parent, Acquiror, Acquiror Sub and the Target; or

          (b) By Acquiror if (i) due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in Annex A hereto,
                                                           -------
Acquiror Sub shall have (A) failed to commence the Offer within 10 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 120 days following the commencement of the Offer, unless any such failure listed above shall have been caused by or resulted from the failure of Parent, Acquiror or Acquiror Sub to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent, Acquiror or Acquiror Sub of any material representation or warranty of either of them contained in this Agreement, (ii) prior to the purchase of Shares pursuant to the Offer, (A) the Board of the Target withdraws or modifies (including by amendment of the Schedule 14D-9) in a manner adverse to Acquiror its approval or recommendation of this Agreement, the Offer or the Merger or shall have resolved to do so, (B) the Board shall have recommended to the shareholders of the Target any Business Combination Transaction (as hereinafter defined) other than the Transactions or resolved to do so, (C) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date any person (including the Target or any of its Subsidiaries or affiliates), other than Parent, Acquiror or

Acquiror Sub or any of their affiliates, shall have become the beneficial owner of 20% or more of the Shares, (D) there shall have been a breach of any representation or warranty on the part of the Target which would reasonably be expected to either have a Material Adverse Effect on the Target or prevent the consummation of the Offer or (E) there shall have been a breach of any covenant or agreement on the part of the Target which would reasonably be expected to either have a Material Adverse Effect on the Target or prevent the consummation of the Offer, which shall not have been cured prior to the earlier of (x) 10 days following notice of such breach and (y) two business days prior to the date on which the Offer expires or (iii) the Offer shall have remained open for at least twenty (20) business days, the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date any person (other than Parent, Acquiror or Acquiror Sub or any of their affiliates) shall have made (A) a public announcement or communication with respect to a Business Combination Transaction (as defined below) or (B) a bona fide proposal to consummate a Business Combination Transaction and the terms thereof shall have become public information; or

          (c) By the Target if Acquiror Sub shall have (A) failed to commence the Offer within 10 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 120 days following the commencement of the Offer, unless in the case of (A), (B), or (C) immediately above, such failure to pay for Shares shall have been caused by or resulted from the failure of the Target to satisfy the conditions set forth in paragraph (c) of Annex A; provided that any termination of this Agreement by the Target
   -------  --------
pursuant to this Section 8.01(c)(i) shall not be effective until the Target has made payment of the full fee to the extent required by Section 8.02(a) hereof, or (ii) prior to the purchase of Shares pursuant to the Offer, any person shall have made a bona fide offer to acquire the Target (A) that the Board has determined in its good faith judgment is more favorable to the Target's shareholders than the Offer and the Merger and (B) as a result of which the Board is obligated by its fiduciary duty under applicable law, as advised by independent legal counsel, to terminate this Agreement, provided that any termination of this Agreement by the Target pursuant to this Section 8.01(c)(ii) shall not be effective until the Target has made payment of the full fee required by Section 8.02(a) hereof; or

          (d) By Acquiror or the Target if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either Acquiror or the Target, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable.

          SECTION 8.02.  Fees and Expenses. (a)  The Target shall pay Acquiror a
                         -----------------
fee (an "Alternative Proposal Fee") of $15,000,000, which amount is inclusive of
         ------------------------
all of Acquiror Expenses (as hereinafter defined): (i) within one business day following notice of termination of this Agreement, if this Agreement is terminated pursuant to Section 8.01(b)(ii)(A), (B) or (C) or Section 8.01
(c)(ii) or if this Agreement is terminated pursuant to Section 8.01(b)(ii)(D) or
(E) as a result of Target's willful breach of the representation, warranty, covenant or agreement permitting such termination; (ii) within one business day following notice of termination of this Agreement if this Agreement is terminated pursuant to Section 8.01(c)(i) in the event that at the time of such termination Acquiror could have terminated this Agreement under Section 8.01(b)(ii)(A), (B) or (C) or (iii) within one business day following the execution of any agreement or any occurrence, as the case may be, referred to in this clause (iii) if this Agreement is terminated pursuant to Section 8.01 and (A) the Offer shall have remained open for at least twenty (20) business days, (B) the Minimum Condition shall not have been satisfied, (C) a Business Combination Transaction proposal shall have been made prior to termination of the Offer, and (D) any Business Combination Transaction is thereafter consummated (or an agreement with respect thereto is entered into) within 12 months of such termination. As used herein, the term "Business
                                                                 --------
Combination Transaction" shall mean any of the following involving the Target:
- -----------------------
(1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Transactions); (2) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 20% or more of the assets of the Target in a single transaction or series of related transactions; (3) the acquisition by a person or entity or any "group" (as such
                                                                -----
term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 20% or more of the shares of Target Common Stock, whether by tender offer, exchange offer or otherwise; (4) the adoption by the Target of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (5) the repurchase by the Target or any of its Subsidiaries of 20% or more of the outstanding Shares, other than a repurchase which was not approved by the Target or publicly announced prior to the termination of this Agreement and which is not part of a series of transactions resulting in a change of control.

          (b) Acquiror shall be entitled to receive the Acquiror Expenses (but not the Alternative Proposal Fee) in immediately available funds (not later than one business day after submission of statements therefor) in the event that this Agreement is terminated by Acquiror pursuant to Section 8.01(b)(i).

          (c)  As used herein, "Acquiror Expenses" means all out-of-pocket
                                -----------------
expenses and fees up to $5,000,000 actually incurred by Acquiror or Acquiror Sub or on their respective behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, banks or other entities providing financing to Acquiror (including financing, commitment and other fees payable thereto), accountants, environmental and other experts and consultants to Acquiror and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith.

          (d) Except as set forth in this Section, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

          SECTION 8.03.  Amendment.  This Agreement may be amended by the
                         ---------
parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that,
                                                   --------  -------
after the approval and adoption of this Agreement and the

Transactions by the shareholders of the Target, no amendment may be made which would violate Texas Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.04.  Waiver.  At any time prior to the Effective Time, any
                         ------
party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          SECTION 8.05  Effect of Termination.  In the event of the termination
                        ---------------------
of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 8.02 and Section 9.01; provided, however, that
                                                      --------  -------
nothing herein shall relieve any party from liability for any breach hereof.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.01.  Non-Survival of Representations, Warranties and
                         -----------------------------------------------
Agreements.  The representations, warranties and agreements in this Agreement
- ----------
shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 8.01, as the case may be, except that (a) the representations and warranties of the Target set forth in Article III shall terminate on the Acquiror Sub's Election Date, and (b) the agreement set forth in Articles II and IX and Sections 6.04(b), 6.06, 6.07, 6.12 and 8.02 and
Article IX shall survive termination indefinitely.

          SECTION 9.02.  Notices.  All notices, requests, claims, demands and
                         -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          if to Parent, Acquiror or Acquiror Sub:

          c/o K-III Communications Corporation
          745 Fifth Avenue
          New York, New York 10151
          Attention:   Beverly C. Chell, Esq.
          Facsimile:   (212) 745-0199
          with a copy to:

          Simpson Thacher & Bartlett
          426 Lexington Avenue
          New York, New York 10017
          Attention:   Gary I. Horowitz, Esq.
          Facsimile:   (212) 455-2502

          if to the Target:

          Westcott Communications, Inc.
          1303 Marsh Lane
          Carrollton, Texas  75006
          Attention:  President
          Facsimile:  (214) 716-5105

          with a copy to:

          Baker & McKenzie
          2001 Ross Avenue, Suite 4500
          Dallas, Texas 75201
          Attention:  Daniel W. Rabun and Alan G. Harvey
          Facsimile:  (214) 978-3099

          SECTION 9.03.  Certain Definitions.  For purposes of this Agreement,
                         -------------------
the term:

          (a)  "affiliate" of a specified person means a person who, directly or
                ---------
indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

          (b)  "beneficial owner" with respect to any shares means a person who
                ----------------
shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

          (c)  "business day" means any day on which the principal offices of
                ------------
the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

          (d)  "control" (including the terms "controlled by" and "under common
                -------                        -------------       ------------
control with") means the possession, directly or indirectly or as trustee or
- ------------
executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (e)  "person" means an individual, corporation, partnership, limited
                ------
partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (f)  "subsidiary" or "subsidiaries" of any person means any
                ----------      ------------
corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          SECTION 9.04.  Severability.  If any term or other provision of this
                         ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.05.  Assignment; Binding Effect; Benefit.  Neither this
                         -----------------------------------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Acquiror and Acquiror Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Acquiror, provided that no such assignment shall relieve the assigning party of
          --------
its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.06, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 9.06.  Incorporation of Schedules.  The Target Disclosure
                         --------------------------
Schedule and the Acquiror Disclosure Schedule referred to herein and signed for identification by the parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          SECTION 9.07.  Specific Performance.  The parties hereto agree that
                         --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 9.08.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY,
                         -------------
AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW THEREOF. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY COURT SITTING IN THE CITY OF DALLAS, TEXAS.

          SECTION 9.09.  Headings.  The descriptive headings contained in this
                         --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.10.  Counterparts.  This Agreement may be executed and
                         ------------
delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.11.  Waiver of Jury Trial.  Each of Acquiror, the Target and
                         --------------------
Acquiror Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Acquiror, the Target or Acquiror Sub in the negotiation, administration, performance and enforcement thereof.

          SECTION 9.12.  Entire Agreement.  This Agreement, the Target
                         ----------------
Disclosure Schedule, the Acquiror Disclosure Schedule, the confidentiality agreement, dated January 31, 1996 (the "Confidentiality Agreement"), between the
                                        -------------------------
Target and Acquiror, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          SECTION 9.13.  Parent Guarantee.  Parent agrees to take all action
                         ----------------
necessary to cause Acquiror and Acquiror Sub to perform all of their respective agreements, covenants and obligations under this Agreement. Parent shall be liable for any breach of any representation, warranty, agreement, covenant or obligation of Acquiror or Acquiror Sub under this Agreement to the extent Acquiror or Acquiror Sub would be liable under this Agreement.

          IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Target have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              K-III COMMUNICATIONS CORPORATION


                              By   /s/ Beverly C. Chell
                                -----------------------------------------------
                                Name:  Beverly C. Chell
                                Title: Vice Chairman


                              K-III PRIME CORPORATION


                              By   /s/ Beverly C. Chell
                                -----------------------------------------------
                                Name:  Beverly C. Chell
                                Title: Vice Chairman


                              K-III ACQUISITION CORP.


                              By   /s/ Beverly C. Chell
                                -----------------------------------------------
                                Name:  Beverly C. Chell
                                Title: Vice Chairman


                              WESTCOTT COMMUNICATIONS, INC.

                              By   /s/ Carl Westcott
                                -----------------------------------------------
                                Name:  Carl H. Westcott
                                Title: Chief Executive Officer

                                     ANNEX A

                            Conditions to the Offer

          Capitalized terms used herein shall have the meanings ascribed thereto in the Agreement to which this Annex A is appended.

          Notwithstanding any other provision of the Offer, Acquiror Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (whether or not any Shares have theretofore been purchased or paid for) and may postpone the acceptance for payment of and payment for Shares tendered, if, immediately prior to the expiration of the Offer, (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or any material approval, permit, authorization, consent or waiting period of any domestic, foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) located or having jurisdiction within the United States or any country or economic region in which either the Target or Acquiror, directly or indirectly, has material assets or operations (it being understood that such material approvals shall include the FCC Approvals), shall not have been obtained or satisfied on terms satisfactory to Acquiror in its reasonable discretion or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been any action or proceeding brought by any Governmental Authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any country or economic region in which either the Target or Acquiror, directly or indirectly, has material assets or operations, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Acquiror, the Target or any subsidiary or affiliate of Acquiror or the Target or the Offer or the Merger, by an legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or economic region in which either the Target or Acquiror, directly or indirectly, has material assets or operations, which could reasonably be expected to have the effect of : (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Acquiror or Acquiror Sub, the consummation of any of the transactions contemplated by the Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Target or any of its Subsidiaries, or by Acquiror, Acquiror Sub or any of Acquiror's subsidiaries of all or any material portion of the business or assets of the Target or any of its material subsidiaries or Acquiror or any of its subsidiaries, or compelling Acquiror Sub, Acquiror or any of Acquiror's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Target or any of its material subsidiaries or Acquiror or any of its subsidiaries, as a result of the transactions contemplated by the Offer or the Agreement; (iii) imposing or confirming limitations on the ability of Acquiror Sub, Acquiror or any of Acquiror's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares acquired or owned by Acquiror or Acquiror Sub or any of Acquiror's subsidiaries on all matters properly presented to the shareholders of the Target, including, without limitation, the adoption and approval of the Agreement and the Merger or the right to vote any shares of capital stock of any Subsidiary (other than immaterial Subsidiaries) directly or indirectly owned by the Target; (iv) requiring divestiture by Acquiror or Acquiror Sub, directly or indirectly, of any Shares; or (v) which would reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole or the value of the Shares or of the Offer to Acquiror Sub or Acquiror;

          (b) (i) it shall have been publicly disclosed or Acquiror Sub shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person or entity or any "group" (as such term is defined under Section 13(d) of the Exchange Act), other than Acquiror or any of its affiliates or (ii) (A) the Board shall have withdrawn or modified in a manner adverse to Parent, Acquiror or Acquiror Sub the approval or recommendation of the Offer, the Merger or this Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Target with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Target or any of its Subsidiaries or (C) the Board shall have resolved to do any of the foregoing;

          (c) the Target shall have failed to perform in any material respect any material obligation of the Target to be performed or complied with by it prior to the Tender Offer Acceptance Date or any representation or warranty of the Target in this Agreement shall not be true and correct and the failure to be true and correct shall have a Material Adverse Effect on the Target; provided,
                                                                     --------
however, in determining whether a Material Adverse Effect has occurred, any
- -------
qualifications as to materiality contained in any such representation and warranty shall be deemed not to apply.

          (d) this Agreement shall have been terminated in accordance with its terms;

          (e) Acquiror Sub and the Target shall have agreed that Acquiror Sub shall terminate or amend the Offer; or

          (f) there shall have occurred, or Acquiror Sub shall have become aware of any fact that would be reasonably expected to have a Material Adverse Effect on the Target;

          (g) shall have occurred (i) any general suspension of, or limitation on prices for, or trading in securities on any national securities exchange;
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation (whether or not mandatory) by any United States federal or state government or governmental, administrative or regulatory authority or agency, on, or any other event that could reasonably be expected to materially adverse effect, the extension of credit by banks or other lending institutions; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that could reasonably be expected to have a Material Adverse Effect on the Target or materially adverse effect (or materially delay) the consummation of the Offer; (v) any extraordinary or material adverse change in the United States securities or financial markets generally from the date hereof, including, without limitation, a decline as of any day and as of ten trading days after such day, of at least 35% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 400 index from the date hereof; or (vi) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

          (h) the Board of Directors of the Target shall not have been increased from six to eight members; three of the existing Target directors shall not have resigned effective as of the Tender Offer Acceptance Date; and three designees of Acquiror (to the extent designated by Acquiror) shall not have been validly designated by the existing directors as of the Tender Offer Acceptance Date to fill such vacancies;

          (i) the Target shall have, after the date of the Agreement, issued, sold or granted or authorized the issuance, sale or grant of any shares of the capital stock of the Target or any Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Target (except for shares of the Target Common Stock issuable upon the exercise of Options described in clauses (a) and (b) of Section 2.07 of the Agreement which were outstanding on the date of the Agreement or pursuant to the Target's Employee Stock Purchase
Plan);

     which, in the reasonably judgment of Acquiror Sub with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Acquiror Sub or any of its affiliates not inconsistent with the terms hereof) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

          The foregoing conditions are for the sole benefit of Acquiror Sub and Acquiror and may be asserted by Acquiror Sub or Acquiror regardless of the circumstances giving rise to any such condition (including any action or inaction by Acquiror or Acquiror Sub not inconsistent with the terms hereof) or may be waived by Acquiror Sub or Acquiror in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Acquiror or Acquiror Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                     ANNEX B

                            ARTICLES OF INCORPORATION
                                       OF
                          WESTCOTT COMMUNICATIONS, INC.

                                   ARTICLE ONE

          The name of the Corporation is Westcott Communications, Inc.

                                   ARTICLE TWO

          The period of duration of the Corporation is perpetual.

                                  ARTICLE THREE

          The purpose for which the Corporation is organized is to engage in the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

          The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 1,000, par value $.01 per share, designated Common Stock. Each share of such Common Stock shall have identical rights and privileges in every respect.

                                  ARTICLE FIVE

          No holder of any shares of capital stock of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (c) any right of subscription to, any right to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (d) any other securities that may be issued or sold by the Corporation.

                                   ARTICLE SIX

          The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00, consisting of money, labor done, or property actually received.

                                  ARTICLE SEVEN

          Cumulative voting for the election of directors is expressly denied and prohibited.


                                  ARTICLE EIGHT

          Any action of the Corporation which, under the provisions of the Texas Business Corporation Act or any other applicable law, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half or any specified percentage which is in excess of fifty percent of the outstanding shares (or of any class or series thereof) of the Corporation shall, notwithstanding any law, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of more than fifty percent of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the Corporation's shares shall be entitled by the Texas Business Corporation Act or any other applicable law to vote thereon separately as a class, by the vote of the holders of more than fifty percent of the outstanding shares of each such class or series). Without limiting the generality of the foregoing, the foregoing provisions of this Article Eight shall be applicable to any required shareholder authorization or approval of: (a) any amendment to these articles of incorporation; (b) any plan of merger, share exchange, or reorganization involving the Corporation; (c) any sale, lease, exchange, or other disposition of all, or substantially all, the property and assets of the Corporation; and (d) any voluntary dissolution of the Corporation.

          Directors of the Corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors of the Corporation at a meeting of shareholders at which a quorum is present.

          Except as otherwise provided in this Article Eight or as otherwise required by the Texas Business Corporation Act or other applicable law, with respect to any matter, the affirmative vote of the holders of a majority of the Corporation's shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present shall be the act of the shareholders.

          Nothing contained in this Article Eight is intended to require shareholder authorization or approval of any action of the Corporation whatsoever unless such approval is specifically required by the other provisions of these articles of incorporation, the bylaws of the Corporation, or by the Texas Business Corporation Act or other applicable law.

                                  ARTICLE NINE

          The street address of the registered office of the Corporation is 1212 Guadalupe, Suite 102, Austin, Texas 78701, and the name of its registered agent at such address is Capitol Services, Inc.

                                   ARTICLE TEN

          To the fullest extent permitted by applicable law, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article Ten does not eliminate or limit the liability of a director of the Corporation to the extent the director is found liable for:

        (i) a breach of the director's duty of loyalty to the Corporation or its shareholders;

        (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

        (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

        (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

          Any repeal or amendment of this Article Ten by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Ten, a director shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act.

                                 ARTICLE ELEVEN

     Any action which may be taken, or which is required by law or the Articles of Incorporation or bylaws of the Corporation to be taken, at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                 ARTICLE TWELVE

     The Corporation shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may grant indemnification to a director under the Texas Business Corporation Act, as the same exists or may hereafter be amended.